UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 18, 2007

SEMCO Energy, Inc.
(Exact name of registrant as specified in its charter)

Michigan	001-15565	38-2144267
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 Third Street, Suite A, Port Huron, Michigan	48060
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	810-987-2200

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.     Other Events.

On April 16, 2007, a purported shareholder class action lawsuit, captioned, Advantage Investors v. John T. Ferris et. al., Case No. K07000935, was filed in the Michigan Circuit Court of the County of St. Clair, against SEMCO Energy, Inc. (“SEMCO Energy”), each of its directors and Cap Rock Holding Corporation (“Cap Rock Holding”). The complaint alleges, among other things, that the directors were self-interested and breached their fiduciary duties to the shareholders of SEMCO Energy in approving a share exchange proposal from Cap Rock Holding to acquire all of the outstanding Common Stock and 5.00% Series B Convertible Cumulative Preferred Stock of SEMCO Energy. The complaint also alleges that Cap Rock Holding has aided the alleged fiduciary duty breaches by the directors. The complaint seeks a declaration that the action is properly maintainable as a class action and that the plaintiff is the proper class representative, a declaration that the defendants have breached their fiduciary duties or aided such breaches, and compensatory and/or rescissory damages, reasonable costs and attorneys’ fees and other remedies.

SEMCO Energy and the directors believe that the lawsuit described above is meritless and intend to vigorously defend against the claims and allegations in the complaint. Defending these actions may require significant attention and resources of management and, regardless of the outcome, may result in significant legal expenses. Furthermore, while SEMCO Energy and the directors believe the claims made in the complaint are without merit, no assurance can be given that the purported class action lawsuit discussed above will not, among other possible outcomes, prevent or delay the closing of the share exchange.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEMCO Energy, Inc.
(Registrant)

Date: April 24, 2007	By:	/s/ Michael V. Palmeri

Michael V. Palmeri Senior Vice President and Chief Financial Officer